Item 77I/77Q1(d) - Terms of new or amended securities:

Columbia Funds Series Trust II

On June 24, 2014, Form Type 485(b), Accession No. 0001193125-14-246816, an amendment to the registration statement of Columbia Funds Series Trust II, was filed with the SEC. This amendment registered new Class R5 shares of Columbia Absolute Return Currency and Income Fund, effective June 25, 2014, and describes the characteristics of the new class of shares.